As filed with the Securities and Exchange Commission on May 20, 2024

Registration No. 333-268686

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON

FORM S-8

(Registration No. 333-268686)

UNDER

THE SECURITIES ACT OF 1933

View, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	84-3235065
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6280 America Center Drive, Suite 200

San Jose, California, 95002

(Address of principal executive offices)

2021 EQUITY INCENTIVE PLAN

2021 CHIEF EXECUTIVE OFFICER INCENTIVE PLAN

(Full title of the plan(s))

Bill Krause

Chief Legal Officer

View, Inc.

6280 America Center Drive, Suite 200

San Jose, California, 95002

(408) 263-9200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Mies, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Ave.

14th Floor

Palo Alto, CA 94301

(650) 470-4500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

DEREGISTRATION OF SECURITIES

View, Inc., a Delaware corporation (the “Company”), is filing this post-effective amendment (the “Post-Effective Amendment”) to the Company’s Registration Statement on Form S-8 (No. 333-268686), filed with the Securities and Exchange Commission (the “SEC”) on December 6, 2022, relating to the Company’s 2021 Equity Incentive Plan and the Company’s 2021 Chief Executive Officer Incentive Plan (the “Registration Statement”), to deregister any and all securities of the Company registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

As disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 2, 2024, the Company and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware for relief under chapter 11 of title 11 of the United States Code with a prepackaged chapter 11 plan. In connection therewith, on April 3, 2024, The Nasdaq Stock Market LLC (“Nasdaq”) determined to delist the Company’s Common Stock and redeemable warrants, exercisable for Common Stock at an exercise price of $11.50 per share (“Warrants”), and to suspend trading thereof on April 5, 2024.

On April 25, 2024, Nasdaq filed a Notification of Removal From Listing and/or Registration on Form 25 with the SEC to delist the Common Stock and Warrants from Nasdaq and to deregister the Common Stock and Warrants under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC providing notice of the termination of registration of the Common Stock and Warrants under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 15(d) of the Exchange Act.

As a result of the determination to delist and deregister the Company’s Common Stock and Warrants, the Company has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of this Post-Effective Amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all securities, as applicable, registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on May 20, 2024.

VIEW, INC.

By:	/s/ Rao Mulpuri
Name: Rao Mulpuri
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 of the Securities Act of 1933, as amended.